UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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First Internet Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2015

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2015 Annual Meeting of Shareholders of First Internet Bancorp on Monday, May 18, 2015 at 1:00 p.m. EDT, in the Conference Room (West Entrance) located at 9100 Keystone Crossing, Indianapolis, Indiana 46240. At the meeting, shareholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

We are furnishing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, help keep our costs low and reduce the environmental impact of our annual meeting. On or about April 6, 2015, a Notice of Internet Availability of Proxy Materials was mailed to our shareholders containing instructions on how to access our proxy statement and our 2014 Annual Report to Shareholders and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy statement, annual report and related materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all available methods of voting are contained in the Notice of Internet Availability of Proxy Materials, the proxy statement and the proxy card. If you attend the meeting, you may vote in person.

Sincerely,

/s/ David B. Becker

David B. Becker
Chairman, President
and Chief Executive Officer

8888 Keystone Crossing, Suite 1700

Indianapolis, Indiana 46240

(317) 532-7900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2015

The 2015 Annual Meeting of Shareholders of First Internet Bancorp will be held in the Conference Room (West Entrance) located at 9100 Keystone Crossing, Indianapolis, Indiana 46240, at 1:00 p.m. EDT on Monday, May 18, 2015, for the following purposes:

•	To elect seven directors to serve until the next annual meeting of shareholders,

•	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers,

•	To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2015, and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 27, 2015 are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

•	Go to the website noted on your proxy card or the Notice of Internet Availability of Proxy Materials and vote via the Internet;

•	If you receive a printed copy of the proxy materials by mail, use the toll-free telephone number shown on your proxy card;

•	If you receive a printed copy of the proxy materials by mail, mark, sign, date and promptly return your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.; and

•	If you attend the meeting, you may revoke your proxy and vote by ballot.

By order of the Board of Directors,

/s/ C. Charles Perfetti

C. Charles Perfetti, Secretary

Indianapolis, Indiana

April 6, 2015

i

8888 Keystone Crossing, Suite 1700

Indianapolis, Indiana 46240

(317) 532-7900

Annual Meeting of Shareholders

May 18, 2015

PROXY STATEMENT

This proxy statement and accompanying proxy are being furnished to the holders of common stock of First Internet Bancorp (the “Company,” “First Internet,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2015 Annual Meeting of Shareholders to be held at 1:00 p.m. EDT on Monday, May 18, 2015, in the Conference Room (West Entrance) located at 9100 Keystone Crossing, Indianapolis, Indiana 46240, and at any adjournments thereof. This proxy statement and the accompanying form of proxy, or a notice of internet availability, are being mailed to our shareholders on or about April 6, 2015.

On June 21, 2013, the Company completed a three-for-two (3:2) split of its common stock by the payment of a stock dividend of one-half of one share on each outstanding share of common stock. Except as otherwise indicated, all of the share and per-share information referenced throughout this proxy statement has been adjusted to reflect this stock split.

Important Notice Regarding The Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held May 18, 2015

The notice of annual meeting of shareholders, this proxy statement and the annual report for the year ended December 31, 2014 are each available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did shareholders receive a Notice of Internet Availability of Proxy Materials?

All of our shareholders will receive a Notice of Internet Availability of Proxy Materials (“Notice”) containing information on the availability of our proxy materials on the Internet. Shareholders will not receive a printed copy of our proxy materials unless they request the materials in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2014 Annual Report to Shareholders, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting over the Internet, by telephone or, if you receive a printed copy of the proxy materials, by completing and returning a proxy card, you are giving the persons named, David B. Becker and Kenneth J. Lovik, the authority to vote your shares in the manner you indicate.

Who is qualified to vote?

Shareholders of record as of the close of business on March 27, 2015 are entitled to vote at the annual meeting or any adjournments thereof. As of that date, we had 4,486,563 shares of our common stock outstanding.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, or 2,243,282 shares, is necessary to constitute a quorum for the transaction of business.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. You are a “shareholder of record” if your shares are registered directly in your name with our transfer agent, Computershare. You are a “street name” holder if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian.

How do I vote my shares?

If you are a “shareholder of record,” you have several choices. You can vote your shares by proxy:

•	over the Internet;

•	by telephone; or

•	if you receive a printed copy of the proxy card, by marking, signing, dating and mailing your proxy card.

You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card, available when voting over the Internet or by telephone. Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you vote over the Internet or by telephone, you do not need to return a proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the meeting?

If you are a “shareholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote your shares at the meeting.

What do I need to do to attend the meeting and how do I vote my shares in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only shareholders who owned our common stock as of the close of business on March 27, 2015 are entitled to attend the meeting.

•	If you are a shareholder of record as of March 27, 2015, you must bring some form of government-issued photo identification to be admitted to the meeting. You may vote your shares in person at the meeting by completing a ballot at the meeting.

•	If your shares are held in street name, you must request a written legal proxy from your broker, bank, trustee or other nominee that holds your shares in order to vote your shares at the meeting. If you do not obtain a written legal proxy from your broker, bank, trustee or other nominee, you will not be entitled to vote your shares at the meeting, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of common stock on March 27, 2015 and provide some form of government-issued photo identification.

Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

What matters will be voted on at the meeting?

There are three matters to be voted on at the meeting, as follows:

•	The election of seven directors to serve until the next annual meeting of shareholders;

•	An advisory vote to approve the compensation paid to our named executive officers, also referred to as a “say-on-pay” vote; and

•	The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2015.

What are broker non-votes?

A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1 and 2 each fall into this category. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on any of these proposals.

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast FOR will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposals 2 and 3 will be approved if more shares are voted FOR the proposal than AGAINST. Neither abstentions nor broker non-votes will affect the outcome of either proposal.

What can I do if I change my mind after I submit my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) sending a written notice of the revocation to our Secretary at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240 that is received prior to the meeting, (2) submitting a later-dated proxy via the Internet, by telephone or by mail, or (3) by attending the meeting and voting your shares in person. If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank, trustee or other nominee holder. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the seven nominees.

•	FOR the say-on-pay vote.

•	FOR the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2015.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations.

What is the effect of the say-on-pay vote?

This proposal is advisory and not binding on the Company, the Board or the Compensation Committee of the Board. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of this advisory vote.

Why did I receive more than one Notice or proxy card?

You may receive multiple Notices or proxy cards if you hold your shares of record in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held in street name by a broker, bank, trustee or other nominee, you will receive your proxy card from your broker, bank, trustee or other nominee and you will return your proxy to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card you receive.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our Amended and Restated Bylaws.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available at the meeting and for five days prior to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our offices at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling and mailing this proxy statement and form of proxy. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact or otherwise. They will not be specifically compensated for doing so.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 27, 2015, regarding beneficial ownership of our common stock held by each director and named executive officer, by all directors and executive officers as a group, and by all persons who are known to be beneficial owners of more than 5% of our common stock. Each such person has sole voting and investment power with respect to such securities, except as otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
David B. Becker	215,846		4.8%
Kenneth J. Lovik	5,000		*
Kay E. Whitaker(2)	18,086	(3)	*
C. Charles Perfetti	34,836		*
Nicole S. Lorch	12,601		*
Edward A. Roebuck	5,500		*
John K. Keach, Jr.	10,275	(4)	*
David R. Lovejoy	19,099	(5)	*
Ann D. Murtlow	7,412	(6)	*
Ralph R. Whitney, Jr.	43,886	(7)	*
Jerry L. Williams	66,813	(8)	1.5%
Jean L. Wojtowicz	42,182	(9)	*
All directors, named executive officers and other executive officers as a group (11 persons)	463,450	(10)	10.1%

Wellington Management Group LLP 280 Congress Street Boston, MA 02210	387,357	(11)	8.6%
Basswood Capital Management, L.L.C., et al. 645 Madison Avenue, 10th Floor New York, NY 10022	246,171	(12)	5.5%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	225,700	(13)	5.0%

*	Less than 1 percent.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Excludes fractional shares.
(2)	Ms. Whitaker resigned all positions with the Company during 2014.
(3)	Includes 1,000 shares held in an IRA.
(4)	Includes 1,961 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director.
(5)	Includes 11,357 deferred stock rights under our Directors’ Deferred Stock Plan.
(6)	Includes 577 shares held jointly with spouse and 1,448 deferred stock rights under our Directors’ Deferred Stock Plan.
(7)	Includes 24,434 deferred stock rights under our Directors’ Deferred Stock Plan and 901 deferred stock rights under our 2013 Equity Incentive Plan (the “2013 Plan”).
(8)	Includes 17,185 deferred stock rights under our Directors’ Deferred Stock Plan, 13,900 shares held in an IRA account and 1,702 shares held by a limited liability company of which Mr. Williams holds voting and investment power.
(9)	Includes 24,434 deferred stock rights under our Directors’ Deferred Stock Plan.
(10)	Includes 80,819 deferred stock rights under our Directors’ Deferred Stock Plan and 901 deferred stock rights under the 2013 Plan.
(11)	Based on information reported to the SEC in a Schedule 13G/A filed by Wellington Management Group LLP on February 12, 2015, and reflects beneficial ownership as of December 31, 2014. Wellington Management Group LLP reports having shared voting and disposition power with respect to all shares indicated.
(12)	Based on information reported to the SEC in a Schedule 13G filed by Basswood Capital Management, L.L.C., Matthew Lindenbaum and Bennett Lindenbaum, (the “Basswood Group”) on February 17, 2015, and reflects beneficial ownership as of December 31, 2014. The Basswood Group reports having shared voting and disposition power with respect to all shares indicated.
(13)	Based on information reported to the SEC in a Schedule 13G filed by Royce & Associates, LLC on January 9, 2015, and reflects beneficial ownership as of December 31, 2014. Royce & Associates, LLC reports having shared voting and dispositive power with respect to all shares indicated.

CORPORATE GOVERNANCE

This section of the proxy statement includes Proposal 1, the election of seven (7) persons to serve as directors of the Company until the 2016 Annual Meeting of Shareholders. It also includes information on the business experiences and skills of the nominees, our corporate and governance structure, our governance policies and the committees of the Board.

Proposal 1: Election of Directors

The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has nominated the seven incumbent directors for election as directors. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualifies.

No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

If any of these nominees becomes unable to serve, we expect that the persons named as proxies will exercise their voting power in favor of other such person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election, their current positions and offices with First Internet and their experience and qualifications are set forth below. There are no family relationships among any of our directors or officers.

Director/Nominee	Age	Positions and Offices Held with First Internet Bancorp
David B. Becker	61	Chairman, President, Chief Executive Officer and Director
John K. Keach, Jr.	63	Director
David R. Lovejoy	66	Director, Vice Chairman of the Board
Ann D. Murtlow	54	Director
Ralph R. Whitney, Jr.	80	Director
Jerry Williams	72	Director
Jean L. Wojtowicz	57	Director

David B. Becker has served as our Chairman of the Board since 2006 and as our President since 2007. Mr. Becker founded the Company’s subsidiary, First Internet Bank of Indiana (the “Bank”), in 1998 and has served as its president and chief executive officer since its founding. In 1981, he founded re:Member Data Services, an electronic data processing services provider focused on credit unions throughout the United States, and served as its chief executive officer until its acquisition by Open Solutions Inc. in 2004. In 1994, he founded OneBridge, Inc., a credit and debit card processing firm, and served as its chief executive officer until it was acquired by Vantiv Inc. in 2014. In 1995, he founded VIFI, an Internet services provider focused on financial institutions, which was acquired by Digital Insight Corporation in 2002. In 2002, he founded Dynamic Knowledge Transfer, LLC, a private company that does business under the name DyKnow and specializes in educational technology for interactive learning experiences, and currently serves as a director. In 2007, he founded RICS Software, Inc., a private provider of web-based inventory control and POS solutions for retailers, and currently serves as its chief executive officer and as a director. He also serves on the board of directors of Techpoint, a philanthropic organization focused on strengthening Indiana’s tech ecosystem and helping its tech companies grow.

Mr. Becker’s more than 30 years of experience as a successful entrepreneur in numerous businesses and his role as our principal executive officer for over six years uniquely qualify him for service on our Board.

John K. Keach, Jr. has served as a director of the Company and the Bank since November 2012. He is currently a private investor. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, that was acquired by Old National Bancorp in September 2012.

Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than ten years qualifies him for service on our Board.

David R. Lovejoy has served as Vice Chairman of the Board since 2006. He has been a director of the Company since 2006 and a director of the Bank since 1999. Mr. Lovejoy previously served as President of the Bank from 2000 to 2006. He is currently a managing director, chief compliance officer and chief financial officer of Greycourt & Co., which provides investment advisor services. Mr. Lovejoy has extensive experience in financial services, corporate development and strategy, corporate restructuring and startup. He has served as the Vice Chairman of Mellon Bank Corporation and Security Pacific Corporation, and as a director of the Los Angeles Branch of the 12th District Federal Reserve Bank and Phelps Dodge Corporation. He also serves on the board of directors of Family House and the Trade Institute of Pittsburgh.

Mr. Lovejoy is qualified to serve as a director due to his years of experience in the financial services industry, including his service as an executive of major financial companies and a director of a Federal Reserve Bank.

Ann D. Murtlow has been a director of the Company and the Bank since January 1, 2013. Ms. Murtlow has served as President and CEO of United Way of Central Indiana since April 1, 2013. Previously, she served as Principal of her consulting firm, AM Consulting, LLC. From 2002 to 2011, Ms. Murtlow served as President, Chief Executive Officer and Director of IPALCO Enterprises, Inc., a wholly owned subsidiary of AES Corporation, and Indianapolis Power and Light Company, a wholly owned subsidiary of IPALCO Enterprises. She also served as Vice President and Group Manager of AES Corporation’s Northern and Central European operations from 1999 to 2002. Ms. Murtlow served as a director of the Federal Reserve Bank of Chicago from 2007 to 2012, and AEGIS Insurance Services from 2009 to 2011. She currently serves as a director of Great Plains Energy, Inc. and its subsidiaries Kansas City Power & Light Company and Kansas City Power & Light Company Greater Missouri Operations Company, and Wabash National Corporation. In addition, she is a director of The Mind Trust, the Greater Indianapolis Chamber of Commerce and the Greater Indianapolis Progress Committee.

Ms. Murtlow’s experience as principal executive officer and experience with corporate and non-profit boards of directors qualify her to serve on our Board. Her experience as a former director of the Federal Reserve Bank of Chicago also provides helpful insight into the financial services and banking industry and the associated regulatory environment.

Ralph R. Whitney, Jr. has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Whitney has been a principal at Hammond, Kennedy, Whitney & Co., a New York financial intermediary and private investment banking firm, since 1971. He has served on the boards of directors of Baldwin Technology Company, Inc., Excel Industries, Inc. and Dura Automotive Systems, Inc. He serves as an advisor to Cheyenne Capital and Access Venture Partners. Mr. Whitney is also a Trustee of the University of Rochester and a director of the University of Wyoming Foundation.

Mr. Whitney’s decades of experience in private equity and investment banking and his service on several boards of directors of public companies qualify him to serve on our Board.

Jerry Williams has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Williams has been a practicing attorney for more than 40 years and recently retired from the Indianapolis office of Taft Stettinius & Hollister LLP, a Cincinnati-based law firm. He serves on the Board of Visitors of Marian University. Mr. Williams previously served as executive vice president, general counsel and a director of ADESA Corporation, and was responsible for more than 20 acquisitions. He is a past director of NNC Group (and chaired its compensation and audit committees), the Indiana Secondary Market for Education Loans, Inc., a state chartered organization originating and acquiring higher education loans, and Gleaners Food Bank of Indiana, Inc. He is also a minority owner of the Indianapolis Fuel, a professional hockey team and member of the ECHL.

Mr. Williams’ career, encompassing his experience in private legal practice in advising businesses and as general counsel and a director of publicly-traded and private companies, qualifies him for service on our Board.

Jean L. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp., a consulting firm and manager of non-traditional sources of business capital, in 1983 and currently serves as its President. She serves on the boards of directors of publicly traded companies Vectren Corporation and First Merchants Corporation in addition to the One America Mutual Insurance Holding Company.

Ms. Wojtowicz is qualified to serve as one of our directors due to the entrepreneurial skills she demonstrated in the founding of her company and her experiences as an advisor to businesses obtaining financing and as a director of publicly-traded companies.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

General

Board of Directors. The Company is managed under the direction of the Board. The Company is a bank holding company and substantially all business activities are conducted through the Company’s wholly-owned subsidiary, First Internet Bank of Indiana (the “Bank”). The directors of the Company also serve as the directors of the Bank.

Policies on Corporate Governance. Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure. Our Board is currently led by Mr. Becker who is the Chairman of the Board, President and Chief Executive Officer. Mr. Becker has held all of these positions since 2007 and has experience in leading the Company through a range of cycles in business environments. The Board believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making, and a cohesive corporate strategy.

Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs. Our Board currently has six independent directors. We have three standing committees whose membership is limited to independent directors. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it in the future as circumstances warrant.

Board Role in Risk Oversight. Our Board regularly receives reports from our Chief Executive Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, credit, operational, financial, technology, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, interest rate sensitivity, liquidity management, asset quality and information security, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each of the other directors, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings. The Board has determined that six of our seven directors are “independent directors” as defined by the listing standards of The Nasdaq Stock Market (“Nasdaq”), which is the market in which our common stock trades, and the director independence rules of the Securities and Exchange Commission (“SEC”). The Board has affirmatively determined that none of the persons who served as independent directors during 2014 have any relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2014, the Board held eleven meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during 2014.

Each director is expected to be present at the annual meeting of shareholders, absent exigent circumstances that prevents their attendance. If a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, then the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All seven directors attended the annual meeting of shareholders held on May 19, 2014.

Committees of the Board

The Board has three standing committees which facilitate the oversight responsibilities of the Board in three key areas – audit, compensation and nominating and governance. All committees are comprised entirely of independent directors. The members of the committees, as of the date of this proxy statement, are identified in the following table.

Name of Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John K. Keach, Jr.	–	✗	✗
David R. Lovejoy	✗	–	Chair
Ann D. Murtlow	–	–	✗
Ralph R. Whitney, Jr.	✗	✗	–
Jerry Williams	–	Chair	–
Jean L. Wojtowicz	Chair	–	–

Audit Committee. The Audit Committee oversees our accounting and financial reporting activities. It appoints and evaluates our independent registered public accounting firm and meets with that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal control over financial reporting, disclosure controls, policies and procedures. The Report of the Audit Committee appears in the Audit-Related Matters section of this proxy statement.

All members of the Audit Committee are “independent directors” as such term is defined under the Nasdaq rules and meet the additional independence criteria for audit committee members set forth in the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Ms. Wojtowicz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Shareholders should understand that this designation is an SEC disclosure requirement related to this director’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than are generally imposed upon such director as a member of the Audit Committee and the Board.

The Audit Committee held four meetings during 2014.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee. The Compensation Committee reviews and recommends to the Board the compensation of our officers and managers, guidelines for the general wage structure of the entire workforce and determines director compensation. The Compensation Committee also oversees the administration of the 2013 Plan and employee benefit plans. In determining the compensation of the executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Report of the Compensation Committee appears in the Executive Compensation section of this proxy statement.

All members of the Compensation Committee are “independent directors” as such term is defined in the Nasdaq rules; “non-employee directors” as such term is defined in Rule 16b-3 of the Exchange Act; and “outside directors” as such term is defined in Section 162(m) of the Internal Revenue Code. All of the members also meet the additional independence criteria for compensation committee members set forth in the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

The Compensation Committee held thirteen meetings during 2014.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 2014, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of the Company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Transaction with Related Persons” below. In addition, during the year ended December 31, 2014, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in its periodic self-evaluations, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

All members of the Nominating and Corporate Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Corporate Governance Committee held two meetings during 2014.

The Nominating and Corporate Governance Committee is responsible for identifying potential Board members. The committee examines, among other things, the following qualifications and skills of director candidates: their business or professional experience, their independence, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, the needs of the Board for certain skills or experiences and their understanding of our business. The Nominating and Corporate Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities. The committee considers diversity in identifying nominees for director.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Secretary at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service and contact information for the shareholder and the candidate.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our Amended and Restated Bylaws, which are more fully explained later in this proxy statement under “Shareholder Proposals for 2016 Annual Meeting.”

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention. The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.firstinternetbancorp.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based upon review of reports and written representations furnished to the Company, we believe that during 2014 all filings with the SEC by our directors and executive officers complied with the requirements for reporting ownership and changes in ownership of our stock pursuant to Section 16(a), except that one Form 4 reporting two purchases of a total of 2,000 shares by Mr. Perfetti was filed one day late due to a processing error by our filing agent.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and, if any, principal accounting officer. If we grant any waiver to the Code of Business Conduct and Ethics, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC. A copy of the Code of Business Conduct and Ethics is available on our website at www.firstinternetbancorp.com. We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

Transactions with Related Persons

The Bank offers loans to directors, officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with a person who is not a related interest of the lender, and which do not involve more than the normal risk of collectability or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement. Federal banking regulations permit executive officers and directors to participate in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

Although the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to directors and officers comply with the Federal Reserve Act and the Federal Reserve’s Regulation O. Therefore, the Company is not subject to the prohibitions on loans to officers and directors under the Sarbanes-Oxley Act.

EXECUTIVE COMPENSATION

This section of the proxy includes Proposal 2, the advisory vote to approve the compensation paid to our named executive officers for 2014. It also includes the Compensation Discussion and Analysis, the Report of the Compensation Committee (referred to as the “Committee” in this section) and the accompanying tables, which provide information regarding our compensation program and practices as they relate to our Chief Executive Officer, Chief Financial Officer and the three other executive officers identified in the Summary Compensation Table below, who are referred to as the “named executive officers” in this section. We currently do not have any executive officers who are not also named executive officers.

Proposal 2: Advisory Vote to Approve Executive Compensation

The second proposal to be considered at the annual meeting is an advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion following the compensation tables). This proposal, commonly known as the say-on-pay vote, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our named executive officers for the preceding year and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain highly qualified and effective leaders who drive our success. When designing our program, the Committee works to foster an environment in which executives are motivated to achieve financial performance goals and individual objectives that will drive the success of our business and, in turn, increase shareholder value on a long-term, sustainable basis. Our compensation program is intended to motivate and retain qualified executive personnel in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value. We believe that our executive compensation program accomplishes this goal.

Our executive compensation program received substantial shareholder support and was approved, on an advisory basis, by approximately 97.8% of the votes cast at the annual meeting of shareholders held May 19, 2014. The Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our named executive officers for 2013. Based on these results, the Committee concluded that our executive compensation program achieves the goals of our compensation philosophy and, therefore, reaffirmed the elements of our executive compensation for 2014.

For 2014, the Committee approved increases to the base salaries of the named executive officers. No bonuses were paid under the 2014 bonus program because the threshold criterion for payment was not met; however, the Committee awarded discretionary bonuses to the named executive officers, excluding the Chief Executive Officer, based on the profitability and growth the Company achieved for 2014. No equity-based awards were made to the named executive officers during 2014; however, in January 2015, the Committee made awards of restricted stock to the named executive officers that vest in three installments, beginning in 2015. The compensation paid to the named executive officers for 2014 is discussed in more detail below in the Compensation Discussion and Analysis included in this section of the Proxy Statement. The Compensation Discussion and Analysis also describes the compensation decisions the Committee has made for 2015, including new long-term compensation arrangements for our executive officers.

The following resolution will be voted on at the annual meeting:

Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2015 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion.

As an advisory vote, this proposal is not binding upon the Company, the Board or the Committee and will not be construed as overruling a decision by the Company, the Board or the Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Committee. However, the Committee and the Board value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the advisory vote when making future executive compensation decisions. Because it is advisory, the results of the say-on-pay vote are not binding upon the Board or the Committee. However, we expect that the Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the Company’s compensation philosophy and 2014 compensation arrangements for the named executive officers.

Philosophy. The goals of our executive compensation program are to foster the creation of shareholder value while motivating and retaining executives. Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company. Our compensation program includes the use of awards under our shareholder approved equity incentive plan and stock ownership guidelines that serve to align the interests of our executives with the interests of our shareholders. Our compensation program is designed to reward executives at levels comparable to similar financial institutions to promote fairness and success in attracting and retaining executives. Our executive compensation philosophy and objectives have always included the goal of aligning executive compensation with our performance. We believe that our compensation programs do not promote excessive risk taking and that various elements of our policies serve to mitigate excessive risk, such as capped incentive opportunities, stock ownership guidelines, a recoupment policy and governance processes.

Overview of 2014 Performance. 2014 was another year of strong growth. We expanded our loan origination capabilities and diversified our revenue streams.

•	Total assets were $970.5 million at December 31, 2014, up 21.0% from the prior year-end.

•	Total loans receivable were $732.4 million, a 46.1% increase from December 31, 2013, which includes a 92.3% increase in commercial real estate loans, a 46.1% increase in residential real estate loans and a 40.0% increase in commercial and industrial loans.

•	Our expanding loan portfolio generated increased net interest income, which was up 27.7% in 2014 compared to 2013. This partially offset a 24.6% decrease in noninterest income due primarily to a decline in income from mortgage banking activities.

•	Total deposits increased to $758.6 million at December 31, 2014, or 12.7%, compared to December 31, 2013.

•	Asset quality improved as the percentage of nonperforming assets to total assets declined to 0.50% at the end of 2014, compared with 0.90% a year earlier.

Consideration of 2014 Advisory Vote on Compensation. At our 2014 annual meeting of shareholders, approximately 97.8% of the votes cast were voted to approve the annual advisory vote. Based on the strong level of shareholder support for the past two years, the Committee made no material changes in the executive compensation program for 2014.

Role of Committee and Input from Management. The responsibilities of the Committee include administering our compensation programs and approving or ratifying all compensation related decisions for the named executive officers. The Committee is responsible for determining our executive compensation philosophy, objectives, policies and programs and approves or ratifies all compensation related decisions for the named executive officers. When making executive compensation decisions, the Committee considers the input of its independent compensation consultant and, for all executives other than our Chief Executive Officer, the recommendation of our Chief Executive Officer. Our Chief Executive Officer recommends salary levels, short-term incentive compensation awards, equity-based compensation awards and perquisites for our other named executive officers. Our Chief Executive Officer’s compensation is determined solely by the Committee with the assistance of the Committee’s independent compensation consultant. The Committee applies the same principles for executive compensation in determining our Chief Executive Officer’s compensation that it applies in determining the compensation of our other named executive officers.

Role of Compensation Consultant. In 2014, the Committee engaged McLagan as its independent compensation consultant to advise and assist the Committee with compensation matters. McLagan was retained directly by the Committee, reported directly to the Committee and participated in a portion of the Committee meetings. In this regard, McLagan advises and assists the Committee in determining base salary compensation and designing short- and long-term incentive compensation to fairly reward individuals who are responsible for prudent growth, profitability, and long-term stability of the Company. McLagan additionally advises the Committee on identifying comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program and on matters of director compensation.

McLagan may, from time to time, contact our named executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our named executive officers also receive.

McLagan and its affiliates did not provide any other services to us or our affiliates during 2014. In addition, the Committee has determined that the work of McLagan and its employees has not raised any conflict of interest.

Recoupment Policies. In addition, the Committee is monitoring SEC and Nasdaq actions with respect to requiring compensation recoupment policies and expects to recommend appropriate policies to the Board in light of future SEC and Nasdaq guidance.

Elements of Compensation. The compensation package of our named executive officers consists primarily of a base salary, short-term incentive compensation and long-term incentive compensation.

•	Base Salaries. We believe that offering competitive base salaries is a key factor in attracting and retaining talent. When deciding on the appropriate base salary for each named executive officer, the Committee takes into consideration the results of the competitive market assessment, as well as the individual’s performance, his or her roles and responsibilities and related experience in the role.

•	Short-Term Incentive Compensation. For 2014, the Committee approved a cash bonus program that provided bonus opportunities tied to the achievement of targets for our return on average assets (“ROAA”) and other conditions. Because the minimum ROAA target was not reached, no bonuses were earned under that plan. However, because the Company was profitable and reported significant growth for 2014, discretionary bonuses totaling $89,750 were paid to the named executive officers, other than Mr. Becker, for 2014 performance.

•	Long-Term Incentive Compensation. The First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Equity Plan”) is a shareholder-approved plan that permits the Committee to provide executives with long-term incentive compensation opportunities. The Committee believes that equity-based awards that include multi-year vesting requirements provide our executives with an ownership stake in the Company and promote executive retention. The Committee also believes that grants of restricted shares and stock units are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance-based equity awards directly link executive compensation with performance. There were no equity-based awards made to the named executive officers in 2014. In January 2015, the Committee made awards for a total of 26,000 restricted shares to the named executive officers under the 2013 Equity Plan. These awards vest in three installments on March 31, 2015, 2016 and 2017, subject to continued employment.

•	Stock Ownership Guidelines and Hedging Prohibitions. The Board of Directors has approved stock ownership guidelines for the named executive officers and non-employee directors (the “Covered Individuals”). The guidelines expect that the Covered Individuals will own a specified value of the Company’s common stock by September 15, 2019, or within five years after the person becomes a Covered Individual. The securities that count toward satisfaction of the guidelines are shares of common stock, owned directly or indirectly through a specified entity, vested shares of restricted stock or stock units, and deferred stock rights.

Based upon 2015 base salaries, the current recommended values for the named executive officers are: Mr. Becker - $1,800,000; Mr. Lovik - $520,000; Mr. Perfetti - $400,000; Ms. Lorch - $350,000; and Mr. Roebuck - $330,000. The recommended value for each non-employee director is currently $100,000.

Our Stock Trading Policy prohibits executive officers and non-employee directors from holding Company shares in a margin account or otherwise pledging Company shares as collateral for a loan. The policy also prohibits executive officers and non-employee directors from entering into hedging, monetization or similar transactions involving Company shares that are intended to realize the value of, or limit the risks and rewards of owning, Company shares.

•	Medical, Disability and Life Insurance. All full-time employees, including the named executive officers, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. The named executive officers are also eligible to participate in increased life insurance coverage at their election.

•	Retirement Benefits. We sponsor a 401(k) plan in which all full-time employees are eligible to participate. The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to assist in the attraction and retention of employees. Our named executive officers participate in the 401(k) plan on the same basis as other eligible employees. We currently match 100% of the first one percent of a participant’s annual earnings that he or she contributes and then 50% on deferrals over 1% up to a maximum of 6% of an individual’s total eligible salary as defined by the 401(k) plan, up to the maximum permitted by law.

•	Perquisites. The Committee believes that perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to the named executive officers are identified in the footnotes to the Summary Compensation Table.

Compensation Decisions for 2014

Details of the compensation payable to the named executive officers for 2014 are disclosed in the tables and related discussion that follow this Compensation Discussion and Analysis.

2014 Base Salaries. The following table sets forth the annual base salary of each of the three persons identified as named executive officers in the 2014 proxy statement and the annual base salary established by the Committee for each of those officers for 2014, as well as the percentage increase between the two years:

	Base Salary
Name	2013		2014	Increase
David B. Becker	$305,954		$400,000	30.7%
C. Charles Perfetti	$185,681		$190,000	2.3%
Kay E. Whitaker(1)	$235,577	(1)	$250,000	6.1%

2014 Short-Term Incentive Compensation. Effective as of January 1, 2014, the Committee established the 2014 Senior Management Bonus Plan (the “2014 Bonus Plan”) for senior management employees, including all of our named executive officers. This plan provided an opportunity for each participant to earn an annual cash bonus based on 2014 performance. The 2014 Bonus Plan required, among other conditions, that the Bank’s ROAA for 2014 had to equal or exceed 0.85%. The Bank’s actual ROAA for 2014 was 0.64%. As a result, no bonuses were earned under the 2014 Bonus Plan. However, because the Company was profitable and reported significant growth for 2014, discretionary bonuses totaling $89,750 were paid to the named executive officers, other than Mr. Becker, for 2014 performance.

2014 Long-Term Incentive Compensation. No long-term incentive compensation opportunities were made to any of the named executive officers during 2014.

Compensation Decisions for 2015

The Committee made the following decisions with respect to the compensation payable to the named executive officers for 2015.

2015 Base Salaries. The following table sets forth the annual base salary of each of the named executive officers (other than Ms. Whitaker whose employment ended during 2014), for 2014 and the annual base salary established by the Committee for each of those officers for 2015, as well as the percentage increase between the two years:

	Base Salary
Name	2014	2015	Increase
David B. Becker	$400,000	$450,000	12.5%
Kenneth J. Lovik	$250,000	$260,000	4.0%
C. Charles Perfetti	$190,000	$200,000	5.3%
Nicole S. Lorch	$155,000	$175,000	12.9%
Edward A. Roebuck	$155,000	$165,000	6.5%

2015 Short-Term Incentive Compensation. Effective as of January 1, 2015, the Committee established the 2015 Senior Management Bonus Plan (the “2015 Bonus Plan”) for senior management employees, including all of our named executive officers. This plan provides an opportunity for each participant to earn an annual cash bonus based on the Company’s achievement for 2015 (at threshold, target, and maximum levels) of budgeted goals for net income, net interest income, one-year asset growth, and average nonperforming assets. The 2015 Bonus Plan also requires that the following conditions be met:

(1)	The executive must achieve a satisfactory individual performance rating.

(2)	The Company report net income for 2015 (after accounting for any bonuses under the 2015 Plan).

(3)	The Company must declare in 2015 and pay not later than January 31, 2016 a specified amount of dividends.

If the financial criteria and conditions are met, then each named executive officer would be eligible to receive a bonus that would range from the following minimum and maximum percentages of the officer’s base salary: for Mr. Becker, from 8% to 60% of base salary; for Mr. Lovik and Mr. Perfetti, from 5% to 50% of base salary; and for Ms. Lorch and Mr. Roebuck, from 3% to 23% of base salary. In addition, Ms. Lorch and Mr. Roebuck may also receive a cash bonus of up to 25% of salary based on the Chief Executive Officer’s assessment of their individual and departmental performance for 2015.

If, after the payment of any bonus under the plan, the Company restates its financial statements for the year ending December 31, 2015, then the Committee will determine the amount of bonus that should have been paid to the officers who received them based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that is paid (if any), then the Company will pay such difference. If the Restated Bonus Amount is less than the bonus that is paid (if any), then the employee (or his or her designated beneficiary or estate) will repay such difference. The right to receive and the obligation to repay any Restated Bonus Amount applies regardless of whether the employee is then currently employed with the Company.

Except in the case of death or termination due to disability, in order to receive any payment under the 2015 Bonus Plan, the employee must be employed with the Company through the time the bonuses under the 2015 Bonus Plan are paid. In the event of death or termination due to disability before the payment date, a pro-rata portion of the bonus amount will be paid to the employee or his or her beneficiary designated in writing and filed with the Company.

2015 Long-Term Incentive Compensation. Although no equity-based awards were made to the named executive officers in 2014, in January 2015, the Committee made restricted stock awards to a group of officers, including the named executive officers. Mr. Becker received a grant of 8,000 shares (representing a grant date fair market value of $133,520), Mr. Lovik and Mr. Perfetti each received a grant of 5,000 shares (representing a grant date fair market value of $83,450), and Ms. Lorch and Mr. Roebuck each received a grant of 4,000 shares of restricted stock (representing a grant date fair market value of $66,760). These awards are scheduled to vest in three installments on March 31, 2015, 2016 and 2017, subject to continued employment.

During 2014 and 2015, the Committee discussed taking a new approach to provide long-term incentive compensation opportunities to our senior management that are directly linked to the achievement of goals for our operational performance for a year. Instead of making time-based vesting awards of restricted stock, the Committee considered other forms of equity-based awards. The new approach would also retain time-based vesting to encourage retention.

To implement the new approach for the 2015 performance year, on March 25, 2015, the Committee made awards to a group of our senior executives, including the named executive officers. The awards were in the form of Stock Units under the 2013 Plan that the Committee denominated as restricted stock units (“RSUs”). The number of RSUs awarded to each executive was determined by dividing 30% of the executive’s current base salary by the value of a share of common stock on the date the Committee approved the new approach. The RSUs may be earned by the executive depending on the Company’s achievement of goals set by the Committee for net income reported and cash dividends declared for the year. If earned, the RSUs will then be subject to time-based vesting over a three year period.

After the end of 2015, the Committee will determine whether the Company has achieved the goals for net income for the year and cash dividends. If both goals are achieved, the executive will earn the awarded RSUs; if not, the awarded RSUs will be forfeited. The RSUs will have dividend equivalent rights that will result in the accrual of additional RSUs representing the value of cash dividends that would have been paid if each outstanding RSU had been a share of common stock on the dividend payment date. Any additional RSUs accrued under the dividend equivalent right will be subject to vesting and settlement in whole shares of common stock at the same time and on the same conditions as the underlying RSUs.

The earned RSUs will vest, and pay out in shares of common stock, in three substantially equal annual installments, shortly after the end of the performance and the following two calendar years. For each of those years, vesting will be conditioned on maintenance of continued employment through the vesting date or termination of executive’s employment because of death, disability, or retirement. If the executive’s employment terminates for any other reason, the unvested portion of the earned RSUs will be forfeited.

In March 2015, a total of 30,858 RSUs were awarded to the members of the Company’s senior management, which included all of the named executive officers. Mr. Becker received an award of 7,547 RSUs; Mr. Lovik received an award of 4,360 RSUs; Mr. Perfetti received an award of 3,354 RSUs; Ms. Lorch received an award of 2,935 RSUs; and Mr. Roebuck received an award of 2,767 RSUs.

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. It also limits the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the three most highly compensated executive officers required to be named in the proxy statement. Compensation paid to any of these specified executive officers will be deductible by the Company only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted equity awards. Interpretations of and changes to applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. The Committee considers the anticipated tax treatment to the Company when determining executive compensation and seeks to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders. However, for the above reasons, and in order to maintain the flexibility to be able to compensate our named executive officers in a manner designed to promote varying corporate goals, the Committee has determined to not adopt a strict policy that all executive compensation must be deductible under Section 162(m) of the Internal Revenue Code.

Our 2013 Equity Plan contains performance-based conditions and has been approved by our shareholders, such that certain awards under the plan can qualify as performance-based compensation under Section 162(m).

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. We believe that our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company’s 2014 Annual Report on Form 10-K.

Jerry Williams, Chairman
John K. Keach, Jr.
Ralph R. Whitney, Jr.

Summary Compensation Table

The following table sets forth certain information regarding compensation for each of the Company’s three most recent completed fiscal years ended December 31, 2014, 2013 and 2012, provided to our principal executive officer, principal financial officer and the three other most highly compensated executive officers who received remuneration exceeding $100,000 during the year ended December 31, 2014, whom we refer to as our “named executive officers.”

Name and Principal Position(s)	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David B. Becker	2014	400,000	–	–	–	–	12,795	412,795
President and	2013	305,954	–	45,162	–	59,128	11,404	421,648
Chief Executive Officer	2012	300,000	150,000	–	150,000	138,232	8,750	746,982

Kenneth J. Lovik(6)	2014	86,538	10,000	–	–	–	7,063	103,601
Sr. Vice President and
Chief Financial Officer

C. Charles Perfetti	2014	190,000	10,000	–	–	–	16,305	216,305
Sr. Vice President and	2013	185,681	–	45,162	–	–	14,481	245,324
Secretary	2012	180,394	–	62,361	27,836	–	18,507	289,098

Nicole S. Lorch	2014	155,000	38,750	–	–	–	7,508	201,258
Sr. Vice President,
Retail Banking

Edward A. Roebuck	2014	155,000	31,000	–	–	–	7,823	193,823
Sr. Vice President and
Chief Credit Officer

Kay E. Whitaker(7)	2014	194,231	–	–	–	–	8,858	203,089
former Chief Financial Officer	2013	235,577	–	756,012	–	–	7,595	999,184

(1)	Represents discretionary bonus earned for reported year’s performance but paid in following year.
(2)	Amounts shown represent the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. There were no equity awards made in 2014. Amounts for 2013 represent restricted stock awards granted on July 22, 2013. Each of Messrs. Becker and Perfetti received a grant of 1,800 shares of restricted stock, and Ms. Whitaker received a grant of 30,132 shares of restricted stock. Management’s estimate of the fair value of our common stock on that grant date is based upon the closing price of the Company’s common stock as reported by the NASDAQ Stock Market on the grant date, which was $25.09 per share. Amounts for 2012 represent a grant of 4,563 shares of common stock to Mr. Perfetti on December 21, 2012, pursuant to the 2012 Senior Management Bonus Plan. Management’s estimate of the fair value of our common stock on that grant date is based upon the last trade as reported by OTC Markets Group, LLC on or before that date, which occurred on December 20, 2012, at a per share price of $13.67.

(3)	Amounts presented represent cash bonuses earned during each of the applicable fiscal years under the applicable year’s Senior Management Bonus Plan.
(4)	Represents earnings on Mr. Becker’s Supplemental Executive Retirement Agreement, which was terminated during 2013.
(5)	Represents life insurance premiums, matching contributions under our 401(k) Plan and, with respect to Mr. Perfetti only, automobile allowances totaling $5,397 for 2014 and 2013 and $10,800 for 2012. Mr. Lovik received relocation benefits of $4,301 in 2014.
(6)	Mr. Lovik joined the Company and was appointed Senior Vice President and Chief Financial Officer effective August 18, 2014.
(7)	Ms. Whitaker departed the Company effective September 30, 2014. In connection with her departure, she forfeited 10,044 shares of restricted stock that were originally scheduled to vest in 2016.

Grants of Plan-Based Awards Table

The following table provides information regarding the cash opportunities provided to the named executive officers under the 2014 Bonus Plan. As the minimum target for 2014 ROAA was not achieved, no bonuses were earned under the 2014 Bonus Plan. As disclosed in the Summary Compensation Table, discretionary bonuses totaling $89,750 were paid in 2015 to the named executive officers, other than Mr. Becker, for 2014 performance. There were no equity awards granted to any named executive officers during 2014.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold($)	Target($)	Maximum($)
David B. Becker	40,000	100,000	200,000
C. Charles Perfetti	19,000	47,500	95,000
Nicole S. Lorch	7,750	19,375	38,750
Edward A. Roebuck	7,750	19,375	38,750
Kay E. Whitaker(2)	25,000	62,500	125,000

(1)	Represents threshold, target and maximum amounts that could have been earned under the 2014 Bonus Plan. To earn the threshold payout (from 5% to 10% of each participant’s base salary), 2014 ROAA would have had to equal or exceed 0.85%. To earn the target payout (from 15% to 25% of each participant’s base salary), 2014 ROAA would have had to equal or exceed 1.00%. To earn the maximum payout (from 25% to 50% of each participant’s base salary), 2014 ROAA would have had to equal or exceed 1.10%.
(2)	Ms. Whitaker departed the Company during 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2014, for each named executive officer’s outstanding equity awards. The outstanding equity awards are shares of restricted stock granted pursuant to the 2013 Equity Plan.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested (1)
David. B. Becker	7/22/2013	1,200	(2)	$20,088
C. Charles Perfetti	7/22/2013	1,200	(2)	$20,088
Nicole S. Lorch	7/22/2013	1,000	(2)	$16,740
Edward A. Roebuck	7/22/2013	1,000	(2)	$16,740
Kay E. Whitaker	7/22/2013	10,044	(3)	$168,137

(1)	Value calculated using closing price of $16.74 per share as reported by The Nasdaq Stock Market for December 31, 2014.
(2)	Represents unvested restricted shares awarded under the 2013 Equity Plan that vest in two equal installments on January 1, 2015 and 2016, subject to continued employment.
(3)	In connection with Ms. Whitaker’s departure from the Company during 2014, the Committee permitted 10,044 restricted shares to vest as scheduled on January 1, 2015 and the remaining 10,044 unvested restricted shares were forfeited.

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and similar instruments and each vesting of restricted stock and similar instruments, during 2014 for each of the named executive officers on an aggregated basis. There were no stock options outstanding during 2014.

	Stock Awards
Name	Number of shares acquired on vesting (1)	Value realized on vesting (2)
David. B. Becker	600	$13,500
C. Charles Perfetti	600	$13,500
Nicole S. Lorch	500	$11,250
Edward A. Roebuck	500	$11,250
Kay E. Whitaker	10,044	$225,990

(1)	Represents vested portion of grant of restricted stock issued under the 2013 Plan, one-third of which vested on January 1, 2014 (with a closing price of $22.50).
(2)	Value calculated using closing prices as reported by The Nasdaq Stock Market as of the date of the respective vesting. Does not account for declared or paid dividends.

2013 Equity Plan

Our 2013 Equity Plan was approved by the Board and our shareholders in 2013. The 2013 Equity Plan authorizes the issuance of 750,000 shares of our common stock. Under the terms of the 2013 Equity Plan, the pool of shares available for issuance may be used for all types of equity awards available under the 2013 Equity Plan, which include stock options, stock appreciation rights (“SARs”), restricted stock awards, stock unit awards and other stock-based awards.

All employees, consultants and advisors of the Company or any subsidiary, as well as all non-employee directors of the Company, are eligible to receive awards under the 2013 Equity Plan. As of March 27, 2015, there were approximately 146 persons employed by the Company and its subsidiaries and six non-employee members of our Board, all of were eligible to receive awards under the 2013 Equity Plan.

The 2013 Equity Plan is administered by the Committee, which may in turn delegate its duties, power and authority under the 2013 Equity Plan to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares or amount of cash covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2013 Equity Plan, interpret the 2013 Equity Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2013 Equity Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Employment Agreement

We do not have any employment agreements with any executive officers other than Mr. Becker.

Mr. Becker’s employment agreement provides for an annual base salary and an annual bonus, if any, as determined from time to time by the Committee. The annual bonus is to be determined with reference to the achievement of annual performance objectives established by the Committee for Mr. Becker and other senior officers. The agreement also provides that Mr. Becker may be awarded additional compensation, benefits or consideration as the Committee may determine. The initial term of the agreement was set to expire on December 31, 2014, but automatically renewed for a successive one year term, through December 31, 2015.

The agreement provides that if Mr. Becker’s employment is terminated by us for “cause”, or by him without “good reason”, he will be paid the amounts then due for his services through the date of termination. If the executive’s employment is terminated without cause or he resigns for good reason he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to two times his then-annual base salary plus two times the amount of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated due to his death or disability he or his estate, as the case may be, will be paid within thirty days, an amount equal to 120% of the annual bonus he was paid for the calendar year preceding the termination. If his employment terminates or is not renewed or if he resigns for any reason within twelve months following a change in control of us, he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to two times the sum of (x) his then-current base salary plus (y) the amount of the annual bonus he was paid for the calendar year preceding the termination; provided, however, the total payments will be limited to the maximum amount that could be paid to him without imposing excise tax under the Internal Revenue Code. Unless Mr. Becker’s employment is terminated by us for “cause,” terminated by him without “good reason,” or terminated pursuant to a non-renewal of his agreement, then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards will lapse and become 100% vested.

Potential Payments upon Termination or Change-in-Control

Under Mr. Becker’s employment agreement, if his employment terminates or is not renewed or if he resigns for any reason within twelve months following a change in control of the Company, he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to two times the sum equal to (x) his then-current base salary plus (y) the amount of the annual bonus he was paid for the calendar year preceding the termination; provided, however, the total payments will be limited to the maximum amount that could be paid to him without imposing excise tax under the Internal Revenue Code. Unless Mr. Becker’s employment is terminated by us for “cause,” terminated by him without “good reason,” or terminated pursuant to a non-renewal of his agreement more than twelve months following a change in control of the Company, then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards will lapse and become 100% vested.

Director Compensation

The following table sets forth certain information regarding compensation of the persons who served as non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
John K. Keach, Jr.	17,550	20,003	37,553
David R. Lovejoy	16,800	20,003	36,803
Ann D. Murtlow	8,250	20,003	28,253
Ralph R. Whitney, Jr.	20,050	20,003	40,053
Jerry Williams	19,850	20,003	39,853
Jean L. Wojtowicz	19,200	20,003	39,203

We compensate our non-employee directors for their services in a combination of equity-based awards under the 2013 Equity Plan and cash.

•	Annual Retainer. For 2014, we paid non-employee directors an annual retainer in the form of shares of restricted stock or deferred stock units granted under the 2013 Plan. Each of our non-employee directors received an award of restricted stock or deferred stock units having a grant date fair value of $20,003, which represented the non-cash component of the compensation payable for the directors’ service during 2014.

The number of shares of restricted stock or deferred stock units was determined by dividing the annual retainer of $20,000 by the closing price of our common stock on December 31, 2013, which was the next preceding date before January 1, 2014, upon which a sale of our shares occurred, and rounded up to the next whole share. If the director chose restricted stock, the shares of restricted stock vested monthly over 2014. If the director chose deferred stock units, the units vested over the same time, but the issuance of the shares of common stock underlying the award was deferred until the time selected by the director (either six months after leaving the board or age 65). Cash dividends were paid on unvested shares of restricted stock. For the stock units, any cash dividends were converted into dividend equivalent rights that will result in additional stock units.

Effective January 1, 2015, the value of the 2015 annual retainer for non-employee directors was increased to $25,000, rounded to the nearest whole share.

•	Board and Committee Meeting Attendance Fees. From January 1, 2014, to September 15, 2014, we paid each committee member a $600 cash fee for each committee meeting attended. Effective September 15, 2014, the fee was increased to $750 and we began paying the same fee for attending meetings of the Board.

•	Committee Chair Annual Fees. For 2014, we paid each committee chair additional annual cash fees as follows: Audit Committee - $9,000, Compensation Committee - $3,500 and Nominating and Corporate Governance - $3,500. Effective January 1, 2015, the annual fee for the Audit Committee chair was increased to $10,000 and the annual fees to the other two chairs was increased to $4,500.

•	Other Audit Committee Members. For 2014, we paid each member of the Audit Committee, excluding the Chair, an annual cash fee of $2,500. Effective January 1, 2015, we increased the annual cash fee to $3,000.

•	Reimbursement of Meeting Expenses. We reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and board committee meetings.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 regarding outstanding grants and shares available for grant under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders(1)	21,674	(2)	–	698,426
Equity compensation plans not approved by security holders(3)	80,528	(4)	–	–
Total	102,202		–	698,426

(1)	Consists of the 2013 Equity Plan.
(2)	Represents 20,777 remaining shares under grants of restricted stock under the 2013 Equity Plan subject to vesting in substantially equal installments on January 1 of each of 2015 and 2016 and 897 deferred stock rights issued under the 2013 Equity Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.
(3)	Consists of the Company’s Directors’ Deferred Stock Plan in effect through 2013.
(4)	Represents deferred stock rights that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.

AUDIT-RELATED MATTERS

This section of the proxy statement includes Proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm for 2015. It also includes information regarding audit related matters, including the Report of the Audit Committee and fees paid to the independent registered public accounting firm for 2014 and 2013.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has already appointed BKD, LLP as our independent registered public accounting firm for 2015. The Board is submitting the appointment of BKD, LLP for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of BKD, LLP will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2015.

Report of the Audit Committee

The Audit Committee is comprised of the three directors named below. The Board and the Audit Committee have determined that the Audit Committee’s current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be “independent directors” as defined by Nasdaq rules. The Board annually reviews the independence of the Audit Committee members under both Nasdaq rules and the SEC’s definition of independence for Audit Committee members and the independence requirements in our Corporate Governance Principles. The Board has determined that Ms. Wojtowicz meets the SEC’s definition of an “audit committee financial expert.”

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board, management and the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2014, with the Company’s management. The Audit Committee has discussed with BKD, LLP, the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) including the quality, not just the acceptability of the accounting principles, but also the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from BKD required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with BKD the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Audit Committee that would impair any member’s ability to act independently.

Based on the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Jean L. Wojtowicz, Chair
David R. Lovejoy
Ralph R. Whitney, Jr.

Audit and Non-Audit Fees

The following table sets forth aggregate fees paid to BKD for services provided during 2014 and 2013, respectively:

	2014	2013
Audit Fees	$180,000	$90,000
Audit-Related Fees (1)	29,000	82,700
Tax Fees	18,500	12,230
All Other Fees	–	–
Total	$227,500	$184,930

(1)	Relate primarily to consents related to registration statement on Form S-8 relating to the company’s 2013 Equity Incentive Plan and procedures relating to registration statement on Form S-1 in connection with the offering of our common stock closed in November 2013.

Pre-Approval Policy

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee will consider whether the provision of the services listed above is compatible with maintaining that firm’s independence.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our 2016 annual meeting of shareholders must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Amended and Restated Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than December 8, 2015.

If a shareholder desires to propose an item of business for consideration at our annual meeting of shareholders without including it in our proxy materials or to nominate persons for election as director at an annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2016 annual meeting of shareholders, we must receive such notice on or after January 22, 2016 but not later than February 21, 2016.

A copy of the advance notification requirements of our Bylaws may be obtained upon request to our Secretary at First Internet Bancorp, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”), including financial statements audited by BKD, LLP, our independent registered public accounting firm, and BKD, LLP’s report thereon, is available to our shareholders on the Internet as described in the Notice of Internet Availability of Proxy Materials. In addition, a copy of the Annual Report will be sent to any shareholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to our Secretary at First Internet Bancorp, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240. The Annual Report is also available and may be accessed free of charge through the Shareholders Information section of our website at www.firstinternetbancorp.com.

OTHER BUSINESS

The Board knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

FIRST INTERNET BANCORP 8888 KEYSTONE CROSSING, SUITE 1700 INDIANAPOLIS, IN 46240 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M88223-P63126 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FIRST INTERNET BANCORP For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the following: All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote on Directors 1. To elect seven directors to serve until the next annual meeting of shareholders. NOMINEES: 01) David B. Becker 02) John K. Keach, Jr. 03) David R. Lovejoy 04) Ann D. Murtlow Vote on Proposals 05) Ralph R. Whitney, Jr. 06) Jerry Williams 07) Jean L. Wojtowicz The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers. 3. To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2015. 4. To transact such other business as may properly come before the meeting or any adjournments thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. M88224-P63126 FIRST INTERNET BANCORP Annual Meeting of Shareholders May 18, 2015 1:00 PM, EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) David B. Becker and Kenneth J. Lovik, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FIRST INTERNET BANCORP that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EDT on May 18, 2015, in the Conference Room (West Entrance) located at 9100 Keystone Crossing, Indianapolis, Indiana 46240, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE